Exhibit 10.1

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT, dated as of October 6, 2010 (this “Agreement”), is made by and between Ener1, Inc., a Florida, USA, corporation (“Ener1”), as represented by Bruce Curtis, acting on the basis of the authority granted to him under the bylaws of Ener1, and Open Joint Stock Company “Mobile Gas Turbine Electric Powerplants”, a Russian corporation (“MGTES”), as represented by General Director Oleg Valentinovich Braghin, acting on the basis of the charter of MGTES.  Ener1 and MGTES are each referred to herein as a “Party” and, together, as the “Parties.”

WHEREAS, Ener1 has developed or has possession of patented and proprietary technology and other intellectual property relating to, among other things, lithium-ion batteries and battery cells designed for various applications including electric energy storage (collectively, “Ener1 Technology”);

WHEREAS, MGTES seeks to utilize Ener1 Technology in the implementation of a grid energy storage system (the “GES Systems”) in Russia as part of its development of smart-grid technologies (the “Smart-Grid Technologies Program”); and

WHEREAS, Ener1 is interested in designing, developing, manufacturing and selling lithium-ion batteries and related products using Ener1 Technology to MGTES, and MGTES is interested in purchasing such lithium-ion batteries and related products from Ener1, in connection with the implementation of the GES Systems and for such other purposes as the Parties may mutually agree, all in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

1.            SUBJECT OF THIS AGREEMENT.

1.1          Sale and Purchase of the Units.  Ener1 undertakes to sell and supply, within the timeframe stipulated herein, the Units (as defined below) to MGTES (or another person designated by MGTES) and to perform and render related works and services in connection therewith as specified in this Agreement, and MGTES undertakes to accept and pay for such Units and related works and services supplied as per the terms and conditions of this Agreement.  The Parties agree that the term “Unit” means a separate, independent and ready-for-operation unit used to power the GES Systems comprised of lithium-ion batteries and specified battery elements, parts and equipment to be sold by Ener1 to MGTES under this Agreement.

1.2          Specification. Each Unit shall in all respects conform to the Specification.  The term “Specification” means the specifications set forth in Exhibits 1A, 1B, 1C and 1D, each as amended to take into account the terms of reference to be delivered by MGTES and described further in Section 1.4 (the “Terms of Reference”).  The Specification shall be subject to the mutual agreement of and signed by the Parties (or a “joint-working group” to be established by the Parties).  The Specification may also include information pertaining to technical specifications, bundling of the Unit components, a plan to ensure quality of the Units, warranty periods and warranty terms for the Units, and the value and terms of delivery of the Units.  The Parties acknowledge and agree that the Specification is intended to supplement the terms of this Agreement, and that if there is any conflict between the terms of this Agreement and the Specification, the terms of this Agreement shall prevail.  The Parties further acknowledge and agree that the Specification may be amended and updated from time to time by mutual agreement of the Parties in accordance with Section 1.3.  All references to “this Agreement” shall, unless the context clearly intends otherwise, be deemed to include the Exhibits to this Agreement, as amended, modified and supplemented by the Parties.

1.3          Production Timeline; Changes to Specification.  The Schedule of Work set forth in Exhibit 1В (the “Schedule of Work”) indicates the anticipated timeline of the development and production of the Units.  The Parties acknowledge and agree that during the engineering development stage and the pilot production stage outlined in the Schedule of Work, modifications may be necessary to the Specification in order to make the transactions contemplated by this Agreement feasible, in which case each Party shall negotiate in good faith to enter into an amendment to the Specification as, and to the extent, necessary to accommodate such modifications, and such amended Specification, upon execution thereof by the Parties, shall become part of this Agreement. The procedure for introducing amendments shall be agreed by the Parties additionally.  Notwithstanding the foregoing, Exhibit 1D sets forth the key technical and material aspects of the Specification, the modification of which would have a material impact on the economics or feasibility of the transactions contemplated by this Agreement (the “Key Technical Parameters”), and any change to the Key Technical Parameters shall be subject to a change in the Purchase Price (as defined below) that is mutually satisfactory to the Parties.

1.4          Terms of Reference. The Terms of Reference specify, at minimum, the following:  (i) Unit and Unit component quantity and delivery requirements, (ii) ancillary works and services to be provided by Ener1, (iii) technical parameters and functional properties of the Units, (iv) requirements regarding the design and manufacture of the Units, (v) environmental, fire and other safety requirements of the Units, (vi) technical documentation to provided with the Units, (vii) training of the operational and maintenance staff, (viii) Unit and Unit component labeling and packaging, and (ix) field (in-place) testing of the Units, (x) requirements on providing reports, as well as other terms and conditions pertaining to supply, commissioning into operation and operation of the Units.

1.5          Unit Quality Control; Spare Parts. The Units shall be new and free from any liens or encumbrances, and shall come with the spare parts required in the Specification, with special tools and accessories required for assembly, adjustment, operation and subsequent maintenance and repairs of the Units, all as provided in the Specification.

1.6          Unit Services. The works and services related to the Units to be provided by Ener1 shall include but not be limited to the following:

1.6.1       designing and modification, including fine-tuning, the Units to achieve the state required in accordance with the Terms of Reference in all respects;

1.6.2       technical support until launch and during trial industrial operation (field testing) of the Units;

1.6.3       participation in “joint research” in accordance with Section 8 of this Agreement; and

1.6.4       training the MGTES staff with respect to the operation and maintenance of the Units.

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2.            PRICE OF UNITS.

2.1          Pricing. The Specification sets forth, in Exhibit 1C, the purchase price for two Units and related equipment, services and other items.    All amounts payable by MGTES hereunder for the Units and related equipment, services and other items are referred to herein as the “Purchase Price”.

2.2          Items Included as Part of the Purchase Price. The Parties acknowledge and agree that the Purchase Price includes all expenditures of Ener1 in connection with the supply of the Ener1's Units on the terms agreed by the Parties in the Specification, including performance of accompanying works and services, including, but not limited to expenditures on design, manufacture and transportation of the Units to the locations indicated in the Specification (hereinafter the “Supply Locations”), containers, packaging, transportation insurance, customs clearance, customs fees, start-up works, training of MGTES personnel, technical support (including supervision during installation and start-up works), modification of the Ener1's Units to the state requirements according to the Terms of Reference, as well as additional expenditures on providing to obtain insurance of risks under Section 9 hereof. MGTES shall compensate to Ener1 all customs clearance expenses for the Units in the Russian Federation and related documented costs and expenses for custom broker services and all required customs fees and duties pursuant to the terms of the Agreement. MGTES shall pay for all, not included in the Purchase Price, costs related to transporting the Units from the Supply Location to the Placement Locations.

2.3          VAT. The Purchase Price does not include VAT which is payable by MGTES directly to the relevant taxing authority.  With respect to each Unit and its components and other parts to be delivered to MGTES hereunder, MGTES shall pay all applicable VAT for such items at the time such items are imported into the Russian Federation during customs clearance.

2.4          Changes to Purchase Price. The Purchase Price shall not be subject to change as the Parties change the Specification unless changes are made to the Key Technical Parameters that materially increase the production costs of the Units.  In such situations requiring an increase in pricing, the Parties shall negotiate in good faith to agree on a mutually acceptable increase to the Purchase Price, and the Specification shall be amended to reflect such change.

3.            PROCEDURE AND TERMS OF PAYING FOR THE UNITS.

3.1          Payment in U.S. Dollars. All payments to be made by MGTES to Ener1 under this Agreement shall be made by wire transfer of immediately available funds in USD.

3.2          Payment Milestones.  The payment milestones (each, a “Payment Milestone”) Purchase Price hereunder are set forth in Exhibit 1C, including the invoices and other documents to be submitted or obtained by Ener1 as a condition for executing such Payment Milestones.

4.            TERMS OF SUPPLY.

4.1          General. Ener1 shall deliver the Units to MGTES on the terms DDP, VAT excluded to the Supply Location (not including VAT) (according to Incoterms 2000), within the timeframe and on the terms agreed upon by the Parties in the Specification.

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4.2          Incoterms-2000. For the purposes hereof, the terms of delivery and other trade terms used to describe the obligations of the Parties with respect to the matters described in this Section 4 shall be interpreted in accordance with the publication INCOTERMS-2000 published by the International Chamber of Commerce (publication № 560), unless a different interpretation is stipulated in this Agreement.

4.3          Warranties with Respect to Delivery and Units. Ener1 hereby warrants that: (i) delivery of the Units in accordance with this Agreement will not violate any agreements to which Ener1 is subject in any material manner, (ii) the Units will be new and unused, and not encumbered by any liens or other encumbrances, and (iii) the Units will not violate any third party’s intellectual property rights, including patent and licensing rights. Should Ener1 be in breach of this Section 4.3, Ener1 shall, independently and at its own expense, cure such breaches as promptly as practicable, and reimburse MGTES for its real damage incurred as a result of such breach.

4.4          Packaging. Packaging and labeling of the Units, as well as documentation for the Units, shall be in compliance with the requirements set forth in the Specification in all respects. Notwithstanding the foregoing sentence, Ener1 shall deliver the Units in containers and packaging that guarantee their preservation while in transit to the applicable Placement Location (as defined in Exhibit 1A). In particular, the packaging shall, without any limitations, be able to endure intense lifting-transportation handling and exposure to extreme temperatures, salt and precipitation during transportation by sea, as well as outdoor storage, all to the extent customary for the type of Units being shipped as well as shipping method and location.  For these purposes, MGTES shall specify the restrictions on dimensions of the packaged Units and their weight so that all cargo packages shipped to MGTES hereunder comply with all applicable laws and regulations of the Russian Federation.

4.5          Supply Schedule. The shipping and delivery schedule of the Units shall be consistent with the anticipated timeline in the Specification. Both Parties shall use good faith and commercially reasonable efforts to meet the target dates set forth in the Specification. If Ener1 has reason to believe that a shipping/supply will be delayed, Ener1 shall promptly notify MGTES of such possible delay, including a description of the extent and cause of the delay. If Ener1 is late in shipping/supplying a Unit in accordance with the Specification (after giving effect to any valid postponements contemplated by the Specification), MGTES shall be entitled to receive liquidated damages in accordance with the applicable provisions of Section 13. For purposes hereof, (i) a Unit shall be deemed supplied on the date on which the Parties or their authorized representatives sign the Report on External Examination of the Units' transportation package (Attachment 1B, Table 2, Cl. 3) for such Unit at the Supply Location, and (ii) a Unit shall be deemed shipped on the date on which Ener1 has transferred such Unit to the applicable carrier at the shipping location as specified in the Specification (the “Shipping Location”), which date is specified in the appropriate report document indicated in the Specification.

4.6           Risk of Loss and Ownership Title. The ownership title to the Units shall be passed by Ener1 to MGTES at the time of signing the reporting documents for Stage No. 1, as indicated in Specification (Exhibit 1B, Table 2, Cl. 1)). Risk of loss, damage and destruction of the Units will simultaneously pass to MGTES upon delivery of the Units to the Supply Location in accordance with the Specification.

5.            DOCUMENTATION AND CERTIFICATION.

5.1          Governmental Approvals.  The Parties shall cooperate in good faith to ensure that the Units conform to and be accompanied by appropriate certificates, permits and other documents required by the applicable laws and regulations of the Russian Federation, which may include:

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5.1.1       a permit for use, issued by bodies of Rostechnadzor of the Russian Federation;

5.1.2       a GOST-R certificate of conformity;

5.1.3       a positive industrial safety expert review; and

5.1.4       an environmental certificate of conformity (or a letter regarding the permit for use) issued by the bodies of Rospotrebnadzor of the Russian Federation;

5.2          Allocation of Responsibilities for Governmental Approvals.  Any expenses involved in obtaining documents and certifications specified in Section 5.1 shall be borne by Ener1. Ener1 shall obtain all such documents and certifications in place at least 30 calendar days before the date on which the first Unit is commissioned for pilot operation.

5.2.1 Government Delays. Neither Party shall have any liability toward the other Party, or pay any penalty or liquidated damages pursuant to any provision of this Agreement, due to any delay in performance of an obligation under this Agreement that is due directly or indirectly to the unjustified refusal or delay to issue certificates, permits or other documents required pursuant to the applicable laws and regulations of the Russian Federation or the U.S.A., provided that the Party that has not performed its obligation to obtain a such permit or certificate has timely submitted all data and documents required pursuant to the applicable laws and regulations of the Russian Federation or the U.S.A. and that such refusal or delay occurred due to an unjustified action or inaction of Russian federal state administrative bodies or administrative bodies of the U.S.A. which are beyond the control of the defaulting Party.

5.3          Unit-Related Documents. Ener1 shall, simultaneously with supply of the Units, deliver the following documents  to MGTES as specified in the Specification in connection with the supply of the Units, unless otherwise agreed to by the Parties:

5.3.1       packing lists and shipping specifications;

5.3.2       Ener1's warranty certificates;

5.3.3       certificate of origin;

5.3.4       technical documentation indicated in the Specification;

5.3.5       documents required, as per the effective Russian Federation legislation, for refunding VAT paid by MGTES in accordance with Section 2.3; or

5.3.6       such other documents mutually agreed to by the Parties.

5.4          Documents in Russian. The list of documents to be presented in Russian shall be set forth in the Specification.

5.5          Evaluation Tests and Documentation.  In order to conduct an evaluation of the Units for their use as part of the Unified National Power Grid of the Russian Federation (RF UNPG), the Parties agree on the following procedures:

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5.5.1       the Parties shall jointly prepare a set of documents to conduct evaluation, including a list of metrics whereby tests of the Units must be performed for Unit evaluation purposes (the “Evaluation Tests”), as well as the range of permissible values of such metrics;

5.5.2       Ener1, within a timeframe agreed upon with MGTES and using MGTES experts, shall conduct Evaluation Tests of the Units by means of an international organization specialized is in the area of consulting, testing and certifying power engineering equipment (for instance, KEMA);

5.5.3       in the event of an unsatisfactory result of Evaluation Tests, Ener1, at its own expense, shall fine-tune the Units and perform repeat Evaluation Tests following the procedure stipulated in Section 5.5.2;

5.5.4       Ener1 shall submit Evaluation Test results to MGTES for approval; and

5.5.5       following approval by MGTES of the Evaluation Test results, the Units shall be considered compliant, in which case, the Parties shall sign a report on evaluating the Units.

6.            UNIT ACCEPTANCE.

6.1          General. Stages of Unit acceptance (each, an “Acceptance Stage”) shall be as set forth in the Specification.  Ener1 shall, at least 14 calendar days before the proposed acceptance date with respect to an Acceptance Stage taking place within the USA, or 7 calendar days before the proposed acceptance date with respect to an Acceptance Stage taking place within the Russian Federation, notify MGTES in writing, including via facsimile communication, of such proposed acceptance date for such Acceptance Stage. In turn, MGTES shall notify Ener1, at least 7 calendar days before a proposed acceptance date, on the stages of the Units acceptance at the Placement Locations, of such proposed date of the Units acceptance, and such notice shall be in writing, including via facsimile communication.  Each Party shall make one or more of its authorized representatives available for each such Acceptance Stage (save for the stage No.2 specified in the Specification), and such representative shall be authorized to deem the applicable Acceptance Stage satisfied (or unsatisfied) on behalf of such Party in accordance with Section 6.2.

6.2          Testing and Acceptance Report.  Testing and demonstration for each Acceptance Stage shall be performed in the presence of an authorized Ener1 representative and an authorized MGTES representative, except as otherwise provided in the Specification. The date of Unit acceptance for the respective stage shall be the date of signing by the Parties of the respective report documents listed in the Specification.

If the authorized representatives of Ener1 and/or MGTES, who have been informed of the place and time of Unit acceptance in according with Clause 6.1 hereof, fail to appear for the Unit acceptance on any stage of acceptance a record of this shall be made in the respective Unit acceptance act, the acceptance is performed and the act is signed by the representatives who have come. In this case, the act shall have legal force.

6.3          Scope and Timeframe.  The timeframes, report documents and scope of Unit acceptance for each Acceptance Stage shall be set forth in the Specification.  The draft report documents for an Acceptance Stage shall be prepared by Ener1 and forwarded to MGTES in advance for approval, such approval not to be unreasonably withheld, prior to the date on which the applicable Acceptance Stage is to be held.

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6.4          Breach by Ener1. If, prior to an Acceptance Stage, Ener1 is in breach of this Agreement, MGTES shall have the right to withhold approval of such Acceptance Stage until such breach has been cured to MGTES’s reasonable satisfaction.

6.5          Claims for Defects, detected after the acceptance. In instances when the damage to packaging or a shortage of Units or their separate components could not have been detected during the visual inspection performed when the Units were supplied to the Supply Location, MGTES shall be entitled to make claims for quantity and integrity of the Units within 30 calendar days from the date of the Unit acceptance act for the respective stage. In this case, Ener1 shall be obliged to repair the detected defects within the terms indicated in Clause 6.8 hereof.

6.6          Damage Identified during acceptance. If, in the course of Unit acceptance, violations of provisions contained in this Agreement are identified, MGTES shall prepare a “Reclamation act” that specifies the violations identified and actions required to be taken by the Parties to remedy them, and the act shall be signed by both Parties. The act shall constitute grounds for MGTES not to sign the acceptance act for the applicable Unit acceptance stage and not to pay the remainder of the amounts due for the Units, which do not comply with the requirements of the Agreement or are supplied in violation of its terms. In such event Ener1 shall eliminate the revealed violations within the timeframes specified in Clause 6.8 hereof.

6.7          Damage Identified with respect to Quality. MGTES may accept a Unit or Unit components, as far as their quantity, without conducting a preliminary inspection of their quality if such Unit or Unit components are contained within proper containers and packaging and lack visible defects. MGTES may, following acceptance of such Unit or Unit components as far as quantity, inspect their quality, including by way of conducting necessary tests during starting-up and adjustment works and putting into operation, and, should defects then be identified, shall notify Ener1 of such defects in writing.  In that case, Ener1 shall be required to correct such defects within the timeframe specified in Section 6.8.

6.8          Damage Correction Procedures.  If, in the course of Unit acceptance pursuant to Section 6.5, 6.6 or 6.7, the Parties have identified that a Unit is not complete and/or fail to conform to the quality requirements as set forth in the Specification, the Parties shall determine, in a supplemental agreement hereto (an “Agreement to Correct Units”), a reasonable period of time for delivering the parts of such Unit that failed to be delivered and/or replacing the defective parts of such Unit, which shall not relieve Ener1 from liability under Section 13. Should Ener1 fail to remove identified violations within the timeframe specified in the applicable Agreement to Correct Units, MGTES may make claims against Ener1 concerning proper performance of this Agreement, in the amount of reasonable expenses incurred by it in removing the defects and confirmed by appropriate documentation. Payment of expenses incurred in remedial action and of penalties shall not relieve Ener1 from the obligation to transfer, at the request of MGTES, short-supplied Unit components and/or replace defective parts of the applicable Unit.

6.9          Rejection of Unit.  MGTES may decline a Unit delivered in violation of the product range, completeness, quantity and/or quality requirements specified in the Specification by giving written notice thereof to Ener1 (a “Rejection Notice”) if Ener1 fails to perform its obligations to correct such violation in all respects within one hundred (100) calendar days of the date on which MGTES notified Ener1 of such violation in writing pursuant to Section 6.5, 6.6 or 6.7 (or such date on which such violation was to be corrected pursuant to an Agreement to Correct Units).  If MGTES delivers a Rejection Notice, the Unit subject to such Rejection Notice shall not be accepted, shall not be paid for, and Ener1 shall return previously paid amounts with respect to such Unit within 30 calendar days of the date on which such Rejection Notice was delivered to Ener1, and Ener1 shall reimburse MGTES for related, documented damages.

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6.10        Ener1 Representatives. Ener1 based on a written request of MGTES shall make its representatives available to arrive to the place indicated in MGTES’s request and advise MGTES on the causes of any defects or deficiencies in the Units, the anticipated timeframe for curing any such defects or deficiencies, and any other inquiries reasonably made by MGTES with respect thereto. If a representative of Ener1 does not arrive for consideration of defects detected during the acceptance of the Units and completion of a respective Act during the terms indicated in MGTES’s request, MGTES shall involve an independent expert (hereinafter ”Expert”). The competence of the Expert in the question of determining the quantity and quality of the Units shall be confirmed by the licenses and certificates of the Expert. The costs of involving such an Expert shall be compensated by Ener1 based on confirming documents.

6.11        Disputes. If the Parties are unable to agree on the nature, significance, quantity or any other aspect of a defect and/or deficiency in a Unit or Unit components, an independent expert reasonably acceptable to both Parties shall be appointed to evaluate and mediate the dispute.  The conclusion of the expert on the questions that arose during the Unit acceptance is final and all the actions of the Parties shall be based on this decision and shall not contradict it. The guilty Party shall bear all of the costs of such expert.

7.            WARRANTIES.

7.1          Conformance with Specification.  Ener1 shall ensure conformity of the quality of the Units supplied hereunder to the requirements contained in the Specification in all respects.  MGTES is required to promptly notify Ener1 in writing of any and all matters of non-conformity.  The Parties shall enter into an Agreement to Correct Units with respect to any such non-conformity in accordance with Section 6.8.

7.2          Warranty Period.  The total warranty period for each Unit warranty under this Section 7 shall commence on the date of the signing act of acceptance of the putting Units into pilot launch of each Unit as set out in Table 3 and expire on the date that is 1,278 days after such date.  The first 548 days of the warranty will cover the trial industrial operation period of the Units (including guarantees indicated in the Specification on Capacity of the accumulator battery of the Units, AC Nominal Power, efficiency of the Units during double transformation and Unit Utilization Factor) and materials and workmanship, and the remaining 730 days of the warranty will cover parts, assemblies, materials and workmanship only.

In the event the Units are replaced within the effective Warranty Period, Ener1 shall provide a warranty for such Units for the period equal to the initial period specified in this Section.

In the event the Units are repaired under Warranty, the Warranty Period shall be extended by the duration of the period within which the Units were not used due to the revealed defects.

The parts supplied in the replacement of defective parts or new parts supplied for the warranty repair shall be subject to a new warranty period equal to the period specified in this Section and applied on the same conditions. This measure shall not cover the remaining parts of the Units with respect to which the warranty period will be extended by the duration of the period within which the Units were not used due to revealed defects.

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7.3          Provision of Experts. Should defects in the Units be identified during the warranty period, Ener1 shall ensure the arrival of one or more of its experts within five business days (including time required for travel) of receipt of a written request from MGTES to cure such defect.  For the purposes of proper performance of its obligations hereunder, Ener1 undertakes to ensure the presence of a service engineer within the Russian Federation to provide warranty maintenance of the Units throughout their warranty period.  The cost of travel, as agreed upon by the Parties, to the Placement Locations and living expenses of the service engineer while providing maintenance services for the Units shall be borne by Ener1, subject to subsequent reimbursement by MGTES based on supporting documents.

7.4          Technical Support. In addition to other obligations indicated in this Agreement, Ener1 shall provide “round-the-clock” technical support for MGTES (by phone and via e-mail), and, upon the occurrence of an emergency with respect to the Units supplied, supply immediately the spare parts required for repairing the same.  The purchase price for spare parts and services supplied following expiration of the warranty period shall be mutually agreed to by the Parties in good faith prior to or contemporaneously with any such emergency repair.

7.5          Spare Parts. At MGTES’s request, Ener1 shall, as promptly as possible, replenish MGTES’s spare parts reserve. The purchase price, procedure and timeframe for replenishing the replacement part reserve shall be mutually agreed to by the Parties prior to shipment of such parts to MGTES.

7.6          Maintenance and Support.  During installation, startup and launch of the Units into operation, as well as during trial industrial operation of the Units, Ener1, at MGTES’s request, shall provide the necessary maintenance and support, including supervision during Unit installation, start-up, Unit testing, supervision of the putting of Units into trial industrial operation, training of operating and maintenance staff, technical support and field (in-place) testing in the course of trial industrial operation of the Units, all as set forth in the Specification.

MGTES shall operate and maintain the Units in compliance with the operating and maintenance instructions furnished by Ener1. MGTES shall perform or arrange for all necessary routine, and non-routine inspections, and maintenance and overhaul of the Units under the supervision of Ener1. Ener1 shall carry out all work to repair the Units and deliver spare parts for maintenance and overhaul during the Warranty period.

For the purposes of proper performance of its obligations before MGTES, Ener1 undertakes to ensure the presence of a service engineer in the Russian Federation to provide service and warranty maintenance of the Units supplied by Ener1 throughout their warranty period after putting them into the industrial operation. The cost of travel, as agreed upon by the Parties, to the Placement Locations and living expenses of the service engineer while providing maintenance services for the Units shall be borne by Ener1, subject to subsequent reimbursement by MGTES based on supporting documents.

7.7          Investigation by Ener1.  Ener1 undertakes to arrange for prompt participation of its representatives in investigating technological disruptions in the work of the Units.

7.8          Exchange of Information.  Ener1 and MGTES shall endeavor to promptly inform the other Party of any information that may be material to the improvement of the Units.

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8.            JOINT ANALYSIS.

8.1          Field (On-Site) Testing. Following the installation and pilot launch of a Unit, the Parties will conduct comprehensive field testing and analysis of the obtained results (“Field Testing”) of such Unit to, among other things, evaluate its performance characteristics, assess utility and obtain design feedback.  Field Testing will be performed in accordance with the Specification in a manner that is mutually agreed to by the Parties. It is anticipated that Field Testing will occur over a period of eighteen (18) months, and that the program will include the installation and uses of necessary high-accuracy remote data monitoring and recording systems to be supplied by Ener1. The cost of these systems is included in the cost of the Units.

8.2          Economic Viability Analysis.  The Parties will jointly conduct an economic viability analysis of all potential energy storage uses for lithium-ion batteries and other Ener1 Technology. Among other things, the economic viability analysis will seek to identify those applications suitable, among others, for the Smart-Grid Technologies Program to create a prioritized list of potential projects. Ener1 and MGTES shall jointly set up working groups comprised of their personnel to conduct testing, selection and identification of priority applied solutions in the energy storage area, and to design and develop a GES System for the selected priority applied solutions. The ultimate goal is to jointly develop a GES System to be used in power grids. The procedure and timeframe for the economic viability analysis shall be on terms mutually agreed to by the Parties in a separate agreement.

8.3          Localization.  The Parties will consider the availability of raw materials and qualified personnel and evaluate market conditions to determine the feasibility of producing lithium-ion batteries and use of related technology in the Russian Federation. The procedure and timeframe for measures on arranging localization shall be on terms mutually agreed to by the Parties in a separate agreement.

8.4          Results Confidential.  The result of the joint analysis indicated in this Section 8 shall constitute confidential information and property of MGTES, provided that information that constituted Confidential Information or Intellectual Property of Ener1 at the time disclosed or provided by Ener1 in connection with such analysis shall remain Confidential Information and/or Intellectual Property of Ener1.  In the absence of preliminary written consent from MGTES, Ener1 cannot transfer to third parties any information obtained as a result of performing such joint analysis indicated in Section 8.

8.5          Expenses. Each party shall bear its own expenses incurred in connection with holding the joint analysis indicated in this Section 8.

9.            INSURANCE AGAINST RISKS.

9.1          General. Ener1 undertakes to maintain, with a top-class insurance company, insurance against general liability in delivery of the Units.  Ener1 shall bear the costs of such insurance, provided that MGTES shall promptly reimburse Ener1 for all such documented costs.

9.2          Proof of Insurance. Ener1 shall present proof of such insurance to MGTES in the form of an original of the insurance policy along with the documents transferred under Acceptance Phase 1 indicated in the Specification.  Such insurance shall cover any and all risks of accidental loss of or damage to the Units until the risk of loss with respect to the Units passes to MGTES, which shall be at the Supply Location of such Units.

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9.3          Insurance Type. The Units must be insured “for all risks” (terms of provision “А” of the Institute of London Underwriters № 252 1/1/82) for the purposes of transportation from the manufacturer to the Supply Location.  For purposes of this Section 9.3, insurance must cover all events of wreckage, loss or damage to the entire cargo or part thereof occurring for any reason of accidental nature, and also must cover costs of general average and salvage, distributed or established in accordance with the shipping contract and/or effective regulatory acts of the relevant state in whose territory the cargo was located at the moment of its wreckage, loss, damage and with the established business customs and caused by the necessity to avoid loss for any reason. The beneficiary under such insurance policy shall be MGTES. Ener1 shall obtain MGTES’s approval in advance pertaining to the form of such insurance policy and the insurance company.

9.4          Coverage Limits. The insured sum under the cargo insurance policy shall be established in the amount of the Purchase Price of the Units.

10.          REPRESENTATIONS AND WARRANTIES.

10.1        Representations by Ener1.  Ener1 represents and warrants that, as of the date hereof: (i) it is duly organized and validly existing under the laws of the State of Florida, USA and has full corporate power and authority to enter into this Agreement; (ii) the Board of Directors of Ener1 approved this Agreement at a meeting held on October 1, 2010, and Ener1 has taken all corporate actions necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and (iii) the performance of its obligations under this Agreement does not conflict with, or constitute a default under, its charter documents, any of its contractual obligation or any court order applicable to it.

10.2        Representations by MGTES.  MGTES represents and warrants that, as of the date hereof:  (i) MGTES is duly organized and validly existing under the laws of the Russian Federation and has full corporate power and authority to enter into this Agreement; (ii) the Board of Directors of MGTES shall consider and approve this Agreement at a meeting scheduled to be held no later than on October 31, 2010; MGTES's obligation to perform its obligations under this Agreement and Ener1's right to claim MGTES's liability hereof is conditional upon receipt of the requisite approval of the Board of Directors of MGTES as provided for herein and once such approval has been obtained to approve this Agreement MGTES shall provide to Ener1 written notice (that further will be accompanied by a notarized extract from the Minutes of Board of Directors) evidencing that the Agreement has been approved, and as of the date of such decision, MGTES will have taken all corporate actions necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement, provided further, however, that for each day after October 22, 2010 that this Agreement remains contingent upon approval as provided for herein, all dates set forth in Exhibit 1B shall be extended by 1 day; and (iii) the performance of its obligations under this Agreement does not conflict with, or constitute a default under, its charter documents, any of its contractual obligation or any court order applicable to it.

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11.          INTELLECTUAL PROPERTY RIGHTS.

11.1        Ener1 Intellectual Property Rights. Notwithstanding any provision in this Agreement to the contrary, as between MGTES and Ener1, Ener1 shall retain exclusive ownership of all right, title and interest, throughout the world, in all Intellectual Property (as defined below) relating to the Units (and any other products supplied by Ener1 hereunder) or the manufacture and/or development of the Units or such other products (the “Ener1 IP Rights”), whether or not based on materials, information, advice and the like received by Ener1 from MGTES or any other party, and whether or not developed independently or collaboratively with MGTES or any other party.  For the avoidance of doubt, as between MGTES and Ener1, Ener1 exclusively owns and will own all Intellectual Property relating to the lithium-ion battery technology and all derivatives thereof incorporated into the Units or used in the manufacture and/or development of the Units.  Nothing in this Agreement shall be deemed to constitute a transfer of Intellectual Property from Ener1 to MGTES, or to any other party.  Ener1 and MGTES shall retain all rights in their respective trademarks and trade names.  MGTES undertakes not to alter or remove any of Ener1’s trademarks and shall not use any of Ener1’s trademarks or trade names without Ener1’s prior written consent.

11.2        Covenants of MGTES. MGTES will not directly or indirectly: (i) challenge or contest the validity or enforceability of any of the Ener1 IP Rights, or any Ener1 trademarks or trade names; (ii) dispute the validity, enforceability or Ener1’s exclusive ownership of any of the Ener1 IP Rights, or any Ener1 trademarks or trade names, or initiate or participate in any proceeding opposing the grant of any license, patent, trademark or other intellectual property right, or challenging any patent or trademark application in connection with any matter that is a part of the Ener1 IP Rights or any Ener1 trademarks or trade names; (iii) apply to register or otherwise obtain registration of any Ener1 IP Rights or any Ener1 trademarks or trade names; or (iv) assist any other party to do any of the foregoing.

11.3        Definition of “Intellectual Property”. As used herein, the term “Intellectual Property” means any and all U.S. or foreign patents, patent applications, copyrights and copyright registrations and applications, inventions, invention disclosures, protected formulae, formulations, processes, methods, trade secrets, computer software, computer programs and source codes, manufacturing research and similar technical information, know-how, customer and supplier information, assembly and test data drawings or royalty rights, with the exception of joint analysis indicated in Section 8 hereof.

12.          CONFIDENTIALITY.

12.1        General.  Each Party ( the “Receiving Party”) agrees (i) to hold the Confidential Information (as defined below) of the other Party (the “Disclosing Party”) in strict confidence and to take all precautions to protect such Confidential Information (including, without limitation, all precautions the Receiving Party employs with respect to its own Confidential Information), (ii) not to disclose any Confidential Information or any information derived therefrom to any third party; provided, however, that the Receiving Party may disclose Confidential Information to any of its officers, directors, employees, associates, agents, attorneys, financial advisors or auditors (collectively, “Representatives”) who need to know such information for purposes of implementing the terms of this Agreement, but only if such Representatives are advised of this Agreement and agree to abide by its terms, and only if the Receiving Party agrees it shall be liable for any breach by such Representatives of the confidentiality obligations contained herein, and (iii) not to make any use whatsoever at any time of such Confidential Information except to implement the terms of this Agreement.  Without granting any right or license, the Disclosing Party agrees that the foregoing clauses (i), (ii) and (iii) shall not apply with respect to any information that the Receiving Party conclusively documents (a) is, through no improper action or inaction by the Receiving Party or any affiliate or Representative of the Receiving Party, generally available to the public, (b) was in its possession or known by it prior to receipt of such information from the Disclosing Party, (c) was lawfully disclosed to it by a third party not under a duty of confidentiality with respect to such information, provided the Receiving Party complies with any restrictions imposed on it by such third party, or (d) was developed by the Receiving Party without the use of any Confidential Information of the Disclosing Party.

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12.2        Disclosure under Legal Process.  The Receiving Party may disclose Confidential Information to the extent such disclosure is required by the order of any court or regulatory authority; provided, however, that the Receiving Party (i) shall use diligent efforts to limit such disclosure and (ii) shall provide the Disclosing Party with prior written notice of such disclosure for the purpose of taking other measures to prevent such disclosure.

12.3        Return of Confidential Information.  The Receiving Party acknowledges and agrees that all Confidential Information will remain the property of the Disclosing Party and will be promptly returned or destroyed upon the Disclosing Party’s request.  The Receiving Party will promptly inform the Disclosing Party if it becomes aware of any misappropriation, misuse or improper disclosure of any Confidential Information or any breach of this Agreement by the Receiving Party or its Representatives.  Immediately upon (i) the termination of this Agreement in accordance with the terms hereof, or (ii) a request made at any time by the Disclosing Party, the Receiving Party will deliver to the Disclosing Party all Confidential Information of the Disclosing Party in the possession of the Receiving Party or its Representatives, including all documents or media containing any such Confidential Information and any and all copies or extracts thereof, whether prepared by the Receiving Party or the Disclosing Party.

12.4        Reverse Engineering.  The Receiving Party agrees not to copy, alter, modify, reverse engineer, or attempt to derive the composition or underlying information, structure or ideas of any Confidential Information and must not remove, overprint, deface or change any notice of confidentiality, copyright, trademark, logo, legend or other notices of ownership from any originals or copies of Confidential Information it receives from the Disclosing Party.

12.5        Duration.  The Parties’ obligations hereunder with respect to any Confidential Information disclosed hereunder will survive for a period of five years from the last date on which any such Confidential Information was disclosed, provided that the Parties’ obligations hereunder with respect to any Confidential Information that also constitutes Intellectual Property will survive indefinitely.

12.6        Definition of Confidential Information.  As used herein, the term “Confidential Information” means any technical or business information of a Disclosing Party or any of its affiliates, regardless of whether such information is specifically designated as confidential and regardless of whether such information is conveyed or maintained in written, oral, graphic, physical, electronic, or other form.  Confidential Information may include, without limitation, unpublished patent applications, inventions, trade secrets, know-how, show-how, processes, procedures, formulae, products, drawings, materials, apparatus, methods, customer or supplier specifications or requirements, computer software and other data, technical documentation or specifications, plans, records, test results, permissions, licenses and approvals, telephone numbers, e-mail addresses and names, techniques, business operations, financial information (including pricing and costing), customer and/or supplier information, distribution information, and other records and information.

13.          LIABILITY OF THE PARTIES.

13.1        General.  Ener1 shall supply the Units in accordance with this Agreement.  If Ener1 becomes aware of a possible delay in the performance of any of its obligations under this Agreement, it shall promptly notify MGTES in writing of the possible delay, its expected duration and cause (causes) of the delay.  If there is a delay in the performance by Ener1 of any of its obligations under this Agreement, and such delay is not the result of MGTES’s fault, or any Force Majeure, MGTES, at its discretion, may extend the deadline for the performance by Ener1 of its obligations hereunder and/or impose any applicable liquidated damages described in Section 13.2.

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13.2        Liquidated Damages. The following liquidated damages may apply for a breach by Ener1 of its obligations under this Agreement with respect to each Unit:

13.2.1     for a delay in shipping such Unit from its Shipping Location caused by Ener1, in the amount of USD 20,000 for each calendar day of such delay, not to exceed USD 2,000,000 in total for each Unit;

13.2.2     for exceeding the time allocated for assembling and putting into pilot operation in the  applicable Placement Location, as referred to in Table 1 of Exhibit 1B, and such delay is caused by Ener1 and is not due to violation of instructions of chief engineers of Ener1 regarding performance of work by MGTES or its contractors, in the amount of USD 20,000 for each calendar day of such delay, not to exceed USD 2,000,000 in total per each Unit (the aforementioned timeframe for assembly and putting into pilot operation at the relevant operating location shall be defined as the difference between the date of Unit delivery to the applicable Placement Location and the date of putting such Unit into the pilot operation, less the delay in obtaining permits from the bodies of the Federal Service of the Russian Federation for Environmental, Technological and Nuclear Oversight to put Units into pilot operation, as indicated in the Schedule of Work, that occurred through no fault of Ener1).

13.2.3     for a delay in transferring a set of documents regarding the 3rd stage of submission of project documentation for such Unit, as indicated in clause 1 of Exhibit 1A, and such delay is caused by Ener1, in the amount of USD 3,200 for each calendar day of such delay, not to exceed USD 320,000 in total;

13.2.4     for such Unit’s failure, during a warranty test, to achieve the values of guaranteed technical ratios indicated in the Specification (Exhibit 1D,clause 3.5 and 3.6), in the amount of:

(a)           USD 10,000 for each kilowatt-hour short of the Battery Capacity;

(b)          USD 10,000 for each kilowatt short of the Rated Power of the Battery accounting for losses on own needs;

(c)          USD 384 for each 0.1 % short of the system’s round trip efficiency ratio; and
(d)          USD 720 for each 0.1 % short of the Unit Capacity Utilization Factor;

Provided that the aggregate amount of liquidated damages for which Ener1 is liable for under this Section 13.2 with respect to a Unit shall not exceed 10% of the value of such Unit agreed by the parties in the Specification.

Should a Unit fail to achieve guaranteed performance ratios for the items described in clauses (a), (b) and (c) of this Section as required in the Specification, Ener1 may, during a period of time agreed with MGTES, modify such Unit and conduct repeat warranty tests at its own expense. Should such Unit again fail to achieve guaranteed performance ratios for the items described in clauses (a), (b) and (c) of this Section as required in the Specification, MGTES may demand payment of the penalties stipulated by Section 13.2.4.

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In addition, if the values of the guaranteed performance ratios for the items described in described in Subsections (a), (b) and (c) of this Section obtained in warranty tests fall short of their values as per the Specification by more than 5%, such deviation may be viewed as a violation of the requirements regarding quality of the Products, and MGTES shall be entitled to send to Ener1 a “Notice on Rejection” of such Unit and in such event the parties shall act in accordance with Section 6.9.

Deviations in the values of guaranteed performance ratios for the items described in Subsections (a), (b) and (c) of this Section obtained in warranty tests of less than 5% of their values set forth in the Specification shall not grant MGTES the right to reject such Unit in accordance with Section 6.9.

The utility ratio for the Unit shall be defined as indicated in Exhibit 1D, Part 4.

13.3        Payment of Liquidated Damages.  All payments of liquidated damages hereunder shall be due within 10 banking days after such written claim for damages has been received by Ener1, and if Ener1 disputes such claim, the final resolution of such dispute in accordance with the terms of this Agreement.

13.4        Absolute Performance Ratios. If the Units fail to meet the Absolute Performance Ratios indicated in the Specification (Exhibit 1D), then such failure shall be deemed to constitute non-compliance with the quality requirements stipulated in this Agreement with regard to such Units, in which case, the Parties shall act in accordance with the provisions in Section 6.7.

13.5        Delay in Payment. If MGTES, due to its own fault, is delinquent on any payment required under this Agreement by more than five business days for a reason other than a Force Majeure, Ener1 may charge MGTES liquidated damages at the rate of 0.1% on the amount due for every calendar day of the delay until the same is paid in full, provided that the aggregate amount of the liquidated damages paid by MGTES under this Section 13.5 cannot exceed 10% of the amount of the delayed payment. The Parties have agreed that no other penalties or liquidated damages shall apply for the failure by MGTES to make payments on a timely basis hereunder.

13.6        Continuing Obligations. Payment of liquidated damages shall not relieve a Party from performing its obligations under this Agreement.

13.7        No Other Compensation.  Except as contemplated by this Agreement, neither Party shall demand compensation of any kind from the other Party and each Party shall bear its own costs, risks and liabilities arising out of its obligations and efforts under this Agreement.

14.          LIMITATION ON WARRANTIES AND LIABILITIES.

14.1        Limitation on Warranties. No oral or written representation or statement made by Ener1 or any of its Representatives, including, but not limited to, any specifications, descriptions or statements contained in any manual or guide provided to MGTES that is not restated in this Agreement, is binding upon Ener1 as a warranty or promise of performance.  Ener1 does not make any warranties or promises, express or implied, with respect to the merchantability, fitness for use, condition, duration or suitability of the Units and are not responsible for any patent or latent defects in any of the Units, or damages resulting therefrom, except as expressly provided in this Agreement.

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14.2        LIMITATION ON LIABILITY. IN NO EVENT SHALL ENER1 BE LIABLE IN CONTRACT OR IN TORT, INCLUDING NEGLIGENCE AND STRICT LIABILITY, FOR ANY DAMAGES WHATSOEVER, INCLUDING SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR CHARACTER, INCLUDING, WITHOUT LIMITATION, LOSS OF USE OF PRODUCTIVE FACILITIES OR EQUIPMENT, LOSS OF REVENUES OR PROFITS OR LOSS UNDER PURCHASES OR CONTRACTS MADE IN RELIANCE ON THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, WHETHER SUFFERED BY A PARTY TO THIS AGREEMENT OR ANY THIRD PARTY, OR FOR ANY LOSS OR DAMAGE ARISING OUT OF THE SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH PARTY, ITS EMPLOYEES OR AGENTS OR ANY THIRD PARTY. IN ADDITION TO AND WITHOUT LIMITING THE FOREGOING, THE MAXIMUM AGGREGATE AMOUNT OF LIABILITIES FOR WHICH ENER1 SHALL BE LIABLE UNDER THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LIQUIDATED DAMAGES UNDER SECTION 13) SHALL UNDER NO CIRCUMSTANCES EXCEED THE LESSER OF (I) USD 8,000,000 AND (II) 20% OF THE TOTAL AMOUNT PAID BY MGTES TO ENER1 PURSUANT TO THIS AGREEMENT. THE PROVISIONS OF THIS CLAUSE 14.2 APPLY TO THE EXTENT THAT IT DOES NOT CONTRADICT OTHER PROVISIONS OF THIS AGREEMENT.

15.          AMENDMENT AND TERMINATION OF THIS AGREEMENT.

15.1         Amendments; Waivers.

15.1.1     Any amendments, modifications and/or supplements to this Agreement shall be made pursuant to a writing signed by a duly authorized representative of each Party, and shall be an integral part of this Agreement as of the date of its signing. All instances in this Agreement requiring “the mutual agreement of the Parties” or other phrases of similar import shall be evidenced by a writing signed by both Parties and shall be construed as an amendment to this Agreement.

15.1.2     No waiver of any provision of this Agreement will be valid or effective unless in writing and signed by the Party from whom such waiver is sought.  A failure by either Party to exercise any rights or remedies it may have hereunder shall not operate as a waiver of such rights or remedies. A waiver by either Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.

15.2        Termination. This Agreement may be terminated as follows:

15.2.1     by mutual agreement of the Parties in writing at any time for any reason or no reason;

15.2.2     by MGTES upon written notice to Ener1 if:

(a)          Ener1 fails to deliver a Unit to the Shipping Location for such Unit, or (ii) such Unit is not assembled and put into pilot operation in the Placement Location within 180 calendar days of the date on which such delivery or assembly and pilot launch was required to have occurred under the Specification, provided that all of the rights and obligations of the Parties with respect to the other Unit shall survive such termination;

(b)          MGTES has validly delivered a Rejection Notice with respect to a Unit in accordance with Section 6.9, provided that all of the rights and obligations of the Parties with respect to the other Unit shall survive such termination;

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(c)          Ener1 has continually and breached its obligations under this Agreement (other than a breach that is covered in paragraphs (a) or (b) above), and is not making a good faith effort to cure such breaches after receiving not less than 30 days’ written notice thereof from MGTES; or

(d)          bankruptcy proceedings are instituted against Ener1.

In the event that MGTES elects to terminate the Agreement pursuant to this Section 15.2.2(a), then Ener1 shall pay liquidated damages with regard to the first 100 days of delay, and with regard to the next 80 days of delay MGTES shall be entitled to receive only interest at the rate of 12% per annum on any amounts previously paid by MGTES to Ener1 under this Agreement, and sums that are subject to payment in accordance with Section 15.3.

In addition, in the event of termination of this Agreement pursuant to Section. 15.2.2(a), Ener1 shall return to MGTES all earlier sums paid to it pursuant to this Agreement within 30 calendar days from the time that MGTES sends the corresponding notification.

15.2.3 by Ener1 upon written notice to MGTES if:

(a)          MGTES fails to timely make its payment obligations hereunder and such failure is not cured within 90 days after MGTES receives written notice thereof from Ener1, provided that Ener1 may cease its performance under this Agreement if MGTES fails to timely make its payment obligations hereunder and such failure is not cured within 30 days from when such payment was due to Ener1, and such cessation of performance by Ener1 shall not be considered to be a breach or default by Ener1 of its obligations under this Agreement, and the applicable time periods set forth in this Agreement shall be proportionally adjusted to account for MGTES's delay in payment in excess of such 30 days; or

(b)          bankruptcy proceedings are instituted against MGTES.

15.3        The provisions of Sections 11, 12, 13, 14, 15 and 16, and all payment and performance obligations of the Parties that have accrued but remain unpaid or performance obligations that have not been completed as of the date of termination (or partial termination under Sections 15.2.2(a) or 15.2.2(b)), shall survive the termination of this Agreement until satisfied in full.

15.4        This Agreement shall in all respects be binding on both Parties hereto and may only be terminated on the grounds set forth in this Section 15.

15.5        The Party terminating the Agreement shall be entitled to present to the other Party a claim for reasonable and documented costs in connection with such termination.  If there is a dispute between the Parties with respect to such claim, the Parties may pursue such dispute as provided for in Section 16.5.

16.          MISCELLANEOUS.

16.1        Relationship of the Parties.  Nothing in this Agreement is intended or will be deemed to constitute a partnership, joint venture, joint development, agency or employer-employee relationship between the Parties.  Neither Party shall have the right, power or authority to make any representation or any binding agreement or arrangement on behalf of the other Party.

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16.2        Force Majeure. Neither Party will be liable for any breach or failure to perform under this Agreement if such breach or failure to perform is due to an act beyond the control of such Party (a “Force Majeure”), which include by way of illustration, but not limitation, acts of God, fire, floods, war, civil disobedience, strikes, lockouts, freight embargos, inclement weather, or any other cause or condition beyond such Party’s control; provided, however, that the Party which has been so affected will (i) promptly give written notice to the other of the fact that it is unable to so perform and the cause(s) therefore; and (ii) resume its performance under this Agreement immediately upon the cessation of such cause(s) and give a notice of same to the other Party.

16.3        Entire Agreement. This Agreement and its Exhibits constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior and contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter, including, without limitation, the agreement to carry out a joint project previously executed by the Parties in the city of Sochi on September 17, 2010..

16.4        Captions.  The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

16.5         Arbitration; Governing Law.

16.5.1     The Parties shall attempt to resolve any questions that may arise out of or in connection with the present Agreement or the execution, breach or termination thereof by means of negotiations.

16.5.2     Any dispute, controversy or claim which may arise out of or in connection with the present Agreement, or the execution, breach, termination or invalidity thereof, shall be settled by the International Commercial Arbitration Court at the Chamber of Commerce and Industry of the Russian Federation in accordance with its Rules.

16.5.3     Within 30 (thirty) calendar days of submission of the dispute for arbitration, MGTES and Ener1 shall each appoint one arbitrator. The two arbitrators thus appointed shall agree on and select a candidate for the third arbitrator, which third arbitrator shall act as the chairperson of the panel, within 30 (thirty) calendar days of the respondent(s) appointing an arbitrator, it being further agreed that two of the three arbitrators shall be foreign persons who are not citizens of the Russian Federation or the USA. Should either Party fail to appoint an arbitrator or should the two arbitrators fail to agree on appointing the third arbitrator within a thirty-day period of time, an arbitrator shall be appointed in accordance with the then effective rules of the International Chamber of Commerce.

16.5.4     The location of arbitral proceedings shall be the city of Moscow, Russia.

16.5.5     The language of arbitral proceedings shall be the English language.

16.5.6     The governing law of this Agreement and all disputes arising under or pertaining to this Agreement or the subject matter hereof shall be the substantive law of England, without giving effect to any conflict of laws provisions.

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16.5.7     The prevailing Party in any such action shall be entitled to recover its reasonable and documented costs in full from the non-prevailing party, including any arbitration costs and any interest on any judgement as determined by the arbitration panel. Any judgement with respect to a failure to pay liquidated damages shall accrue interest at the rate of 0.1% per day on such amount of unpaid penalties calculated from the day when such penalty is subject to payment in accordance with Section. 13.3 until the sum is paid in full provided that the aggregate interest cannot exceed 20% of the amount of such penalty that is determined by the arbitrator to be subject to payment.

16.6         Notices and Deliveries. Any notice, demand or request required or permitted to be given by a Party to the other Party pursuant to or concerning the terms of this Agreement or the resolution of any dispute hereunder shall be in Russian, in writing and shall be deemed delivered (i) when delivered personally, (ii) on the next business day after timely delivery to a reputable overnight courier and (iii) on the business day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), (iv) in the event of sending via e-mail or by fax – on the date specified in the confirmation of receipt of such notice, demand, or request, which shall not be unreasonable withheld by a recipient, addressed as follows:

If to Ener1:

Ener1, Inc.
1540 Broadway, Suite 25C
New York, NY 10036
USA
Attn:      Bruce Curtis,
President Ener1, Inc. GES
Fax: +1  (212) 920-3510
e-mail: bcurtis@ener1.com

With a copy (which shall not constitute notice) to:

Ener1, Inc.
1540 Broadway, Suite 25C
New York, NY 10036
USA
Attn:      General Counsel
Fax:  +1 (212) 920-3510

If to MGTES:

JSC «Mobile GTES»,
47 Volgogradsky Ave., Moscow, Russian Federation
Attn: О.V. Braghin, General Director
Fax:        + 7 (495) 937 42 61
e-mail:  info@mobilegtes.ru

The Parties shall be entitled to appoint other representative for carrying out correspondence hereunder by giving a prior written notice to the other Party.
16.7        Severability.  If any provision of this Agreement is held to be prohibited by, invalid or unenforceable under applicable law, such provision will be ineffective only to the extent of such prohibition, unenforceability, or invalidity, without invalidating the remainder of this Agreement. The Parties will make a good faith effort to replace the applicable provision with one that is both valid and which the Parties agree is in substance consistent with the original provision.  In the event the Parties do not agree upon such a substitute provision, either Party shall have the right to terminate this Agreement by providing sixty (60) days written notice of termination to the other.

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16.8        Compliance with Laws.

16.8.1     The Parties shall cooperate in good faith to ensure that all requisite governmental approvals, licenses and permits relating to the export of the Units are timely obtained.

16.8.2     MGTES agrees to comply with all applicable U.S. export control laws and regulations, specifically including, but not limited to, the requirements of the Arms Export Control Act, the International Traffic in Arms Regulation (ITAR), the Export Administration Act, and the Export Administration Regulations and all requirements for obtaining export licenses or agreements.

16.8.3     MGTES shall immediately notify Ener1 if MGTES is, or becomes, listed in any “Denied Parties List” or if MGTES’s export privileges are otherwise denied, suspended or revoked in whole or in part by any U.S. Government entity or agency, or by any entity or agency of MGTES’s own country, if MGTES becomes aware of it.

16.8.4     If Ener1 is prohibited by government bodies of the USA, for any reason, from exporting or re-exporting a Unit or any Ener1 Technology material to the performance of its obligations under this Agreement, each of Ener1 and MGTES shall have the right to terminate this Agreement without any liability to the other Party, provided that all funds paid prior to termination of the Agreement pursuant to this Section16.8.4 shall be repaid by Ener1 to MGTES within 30 calendar days following such termination of this Agreement.

16.8.5     The parties hereto, hereby affirm their intent that all activities connected with the sale of the Units by Ener1 to MGTES shall comply with the United States Foreign Corrupt Practices Act, 15 U.S.C. 78, (hereinafter "FCPA"), and any amendments thereto.

16.8.6     Each Party shall be responsible for and indemnify and hold other Party harmless against any and all losses, costs, claims, causes of action, damages, liabilities and expenses, including attorneys’ fees and costs, arising from any negligent act or omission of such indemnifying Party, its officers, employees, agents, sellers, or subcontractors at any tier, in the performance of its obligations under this Section 16.8.

16.9        Counterparts.  This Agreement shall be executed simultaneously in the Russian and English languages and each party shall receive five originally signed copies. The text of this Agreement in the Russian language shall prevail over the text of this Agreement in the English language.

16.10      Assignment.  Ener1 may not assign its rights and obligations hereunder absent prior written consent by MGTES, which consent shall not be unreasonably withheld.  MGTES may assign its rights and obligations hereunder to a third party that is a member of the FSK UES Group. For the assignment to be deemed to have taken place an MGTES notice addressed to Ener1 shall be sufficient. An assignment shall be deemed to be effective as of the date on which Ener1 shall receive such written notice.  Notwithstanding the foregoing, any assignment by MGTES shall be conditional upon a guarantee issued by MGTES to Ener1 of such assignee's obligations under this Agreement.

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17.          LIST OF EXHIBITS.

17.1        Each of the following Exhibits, as may be amended, modified and supplemented by mutual agreement by the Parties, constitutes an integral part of this Agreement:

17.1.1     Exhibit 1A «SCOPE OF WORK»

17.1.2     Exhibit 1B «SCHEDULE OF WORK»

17.1.3     Exhibit 1С «SCHEDULE AND TERMS OF PAYMENTS»

17.1.4     Exhibit 1D «TECHNICAL DESCRIPTION OF THE UNIT»

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

Ener1, Inc. / Ener1, Inc.

By:  /s/ Bruce Curtis

Name: Bruce Curtis

Title: President, Grid Energy Storage

Joint Stock Company “Mobile GTES”

By:  /s/ Oleg Valentinovich Bragin

Name:  Oleg Valentinovich Bragin

Title:  General Director

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Exhibit 1A
to Supply Agreement
Capitalized terms used in this Exhibit 1A that are not defined in this Exhibit shall have the meanings given to such terms in the Supply Agreement, dated as of October 6, 2010 (the “Agreement”), entered into by Mobile Gas Turbine Electric Powerplants (“MGTES”) and Ener1, Inc. (“Ener1”), and if not defined in the Agreement, then the meanings given to such terms in the other Exhibits to the Agreement.
SCOPE OF WORK
General
The scope of work shall be the delivery of the following components and services:

1             Development and delivery of the Units for use:
i.             to St-Petersburg or Leningrad region (2 MW/ 2 MWh)
ii.            to the Sochi substation (1 MW / 3 MWh)
2             Field tests of the Units, long-term monitoring and analysis
3             Economic Viability Analysis
4             Manufacture localization study
5             Training of MGTES personnel with respect to the operation and maintenance of the Units
Within two weeks of the effectiveness of the Agreement, the Parties shall sign separate agreements to determine working groups comprising Ener1 and MGTES specialists, as well as  third-party organizations’ employees and specialists, for the purpose of the following activities:
a.            Research: Economic Viability Analysis.  Selection and prioritization of applied solutions in the field of energy storage under Section 8.2 of the Agreement.
b.            Engineering: Updating and adding to the Specification as deemed reasonably necessary by the Parties in accordance with Sections 1.3 of the Agreement; development of the Units; performance of manufacture localization studies under Section 8.3 of the Agreement to examine availability of raw materials and skilled human resources, and assess the market conditions and establish whether lithium ion batteries and associated hardware can be produced in the Russian Federation; development and performance of a long-term testing program; and coordination of any actions necessary to obtain requisite approvals for the Units from the Russian Federation.
1.            Development and Delivery of the Units
Unit Development Process
To make sure that each Unit matches the specific application it is being designed for, Ener1 and MGTES specialists shall, as part of the operations of joint working group “A,” commence a phased process of document submission to the relevant governmental authorities to clarify the characteristics of each Unit as presented in Exhibit 1D, and to obtain approval for the same from such authorities. Three phases are envisaged hereby for submission of design documentation.
1             First stage of design documentation submission
o             Selection of long-lead components: battery cells, inverters, temperature control components, electrical components, as well as SCADA and communications hardware
2             Second stage of design documentation submission:
o             Integration of the SCADA system (control and communication) and the grid
3             Third and final stage of design documentation submission.
Final design of the power module and the battery module
Delivery of the Units
Ener1 shall supply MGTES with the following two Units:
•             A 2 MW, 2 MWh Unit to be installed in St-Petersburg or Leningrad region (hereinafter also referred to as “Unit 1” or “Placement Location 1,” respectively)

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•             A 1 MW, 3 MWh Unit to be installed at the Sochi substation (hereinafter also referred to as “Unit 2” or “Placement Location 2,” respectively)
In addition, Ener1 shall supply MGTES with a test module (that is, a battery module having approximately 70 kWh capacity) to be tested for the purpose of gathering the requisite data for research and evaluation that MGTES reasonably deems appropriate for purposes of the implementation and use of the Units in the designated Placement Locations.  Delivery timeline and locations will be further agreed to by the Parties.
Parameters of the Units to Be Delivered are Detailed in Exhibit 1D
The Units shall be installed in an ISO standard cargo container and shall be comprised of a number of battery modules (that include DC battery installations) and power modules (that include DC and AC electronics, controls, and grid distributors).
Each Unit shall have the following specifications: 0.4 kV, 50 Hz three phase current at the power module output. Equipment to connect such module to the grid, including a step-up transformer, as well as the connection of such, shall be provided by MGTES.
Battery Modules
Each battery module shall be fully enclosed, installed, and tested. It shall be comprised of the following components:

•             Lithium ion battery modules comprised of Ener1 A306 cells (part number 15-11052 in Ener1 catalogue)
•             Rack system for battery installation
•             Temperature control and HVAC system
•             Battery management system (BMS)
•             DC equipment for internal needs, buses, and relevant cabling
•             Fire suppression and HVAC system
•             Lightning systems and auxiliary power sources
Power Module
Power module shall also be fully enclosed, installed and tested. It shall include the following components:

•             Power electronics for charging/discharging the battery, including a two-way inverter
•             SCADA system (for remote control and data gathering)
•             DC equipment for internal needs, buses, and relevant cabling
•             Fire suppression
•             HVAC
•             Lighting systems and auxiliary power sources
Module Interconnection
Ener1 shall supply cables and wiring required for electrical interconnection and communication between power modules and battery modules.
Maintenance Support
Ener1 shall provide technical support for equipment installation and commissioning of the Units, including:
•             Technical/engineering support in the course of Units installation, pilot launch, and acceptance tests
•             Training of operators and service personnel (maintenance and repairs)
Design Documentation
Ener1 shall provide the customary documentation that Ener1 deems reasonably necessary for any Unit, including training materials for the operating personnel, training materials for service personnel (maintenance and repairs), user manuals, and instructions on operations, maintenance, and repairs (and, to the extent practicable, translated in Russian).

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2            Field Tests, Long-Term Monitoring, and Review of the Units
Following the installation and pilot launch of each Unit, Ener1 and MGTES shall carry out joint integrated field tests, perform long-term monitoring, gather data, and analyze each engineering solution. Such tests shall continue for at least 18 months. The key objectives of such tests, monitoring, data gathering, and analysis are as follows:
•            Verify the Units’ operating performance with regard to each individual engineering solution, including overall operational reliability and performance, as well as performance at cell level, the entire Unit, and selected components thereof.
•            Verify the economic and operational advantages associated with running the Units (factoring in costs savings, operation and maintenance).
•             Provide Ener1 with information to improve the “next generation” of Units to be used at the upcoming stages of the program.
The program includes installation of highly accurate monitoring systems to be delivered by Ener1 for the purpose of remote data control and recording of information. In addition, specific field tests will be developed and performed to validate the Units’ operating performance and proper functioning in all modes of operation.
Reports as to field tests, long-term monitoring, and analysis of each Unit shall be prepared by Ener1 and submitted to MGTES at 3 months, 6 months, 12 months, and 18 months following the pilot launch of each Unit.
3             Economic Viability Analysis

With MGTES’s support, Ener1 shall perform a comprehensive study by way of Economic Viability Analysis (“EVA”) to cover all potential uses of lithium ion batteries for energy storage purposes.
The purpose of such study is to identify and analyze potential uses for the Units and select economically feasible applied solutions for their application within the Unified National Power Grid of the Russian Federation. Any solutions that meet the applicable requirements shall undergo a detailed review from the cost-benefit perspective. Such data shall inform a final list of top priority applied solutions and projects.
4             Manufacture Localization Study
With MGTES’s support, Ener1 shall study the potential for manufacture localization. The purpose of such review is to identify existing Russian equipment components, materials that might be used in the project, as well as any potential for system integration of GES Units in Russia.
Based on the outcome of such study and MGTES order volumes, Ener1 shall decide whether to use local equipment and labor in any future GES Units.

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Exhibit 1B
to Supply Agreement
Capitalized terms used in this Exhibit 1B that are not defined in this Exhibit shall have the meanings given to such terms in the Supply Agreement, dated as of October 6, 2010 (the “Agreement”), entered into by Mobile Gas Turbine Electric Powerplants (“MGTES”) and Ener1, Inc. (“Ener1”), and if not defined in the Agreement, then the meanings given to such terms in the other Exhibits to the Agreement.
SCHEDULE OF WORK
1.            Schedule of Work
The Units’ shipping location shall be a USA seaport (“Shipping Location”).
The Units’ delivery location shall be the temporary storage location of the seaport of St. Petersburg, Russia (“Delivery Location”) or any other port selected by MGTES and reasonably acceptable to Ener1.
The specific requirements of Ener1 and MGTES with respect to the Placement Locations’ readiness for the Units’ installation and startup shall be further agreed by the Parties.
Table 1
No.	Work Item	Completion Date *
1	Approval of the document package pertaining to the primary components to be ordered as part of the first stage of design document submission	November 15, 2010

2	Approval of the document package at the second stage of design document submission	December 15, 2010

3	Completion of the Economic Viability Analysis	February 15, 2011

4	Approval of the document package at the third stage of design document submission	January 15, 2011

5	Shipment of Unit 1 from the Shipping location as per Article 4.1 of the Agreement	March 15, 2011

6	Shipment of Unit 2 from the Shipping location as per Article 4.1 of the Agreement	March 30, 2011

7	Delivery of Unit 1 to the Delivery Location as per Article 4.1 of the Agreement	April 15, 2011

8	Delivery of Unit 2 to the Delivery Location as per Article 4.1 of the Agreement	April 30, 2011

9	Completion of the manufacture localization study	March 30, 2011

10	Delivery of Unit 1 to Placement Location 1; Placement Location 1 ready for Unit 1 installation and commissioning.	April 30, 2011

11	Approval obtained from bodies of the RF Rostekhnadzor (Federal Service of the Russian Federation for Environmental, Technological and Nuclear Oversight) for pilot operation of Unit 1.	May 15, 2011

12	Approval obtained from bodies of the RF Rostekhnadzor for pilot operation of Unit 2.	May 30, 2011

13	Pilot launch of Unit 1 in St-Petersburg or Leningrad region.	May 15, 2011

14	Pilot launch of Unit 2 at the Sochi substation.	May 30, 2011

15	Final acceptance of Unit 1 on completion of pilot operation.	November 15, 2012

16	Final acceptance of Unit 2 on completion of pilot operation.	November 30, 2012

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*            The timeline shown in the “Completion Date” column are estimates made as of the date of the Agreement, and are subject to change due to project delays and unforeseen circumstances, including delays in obtaining requisite board approvals of the Parties.  Both Parties shall use good faith to meet the target dates set forth under the Completion Date column, provided that neither Party shall be liable for any delays unless such delays are the result of such Party’s gross negligence or willful misconduct.

Table 2
Stage	Stage Description	Acceptance Location	Reporting Documents
1	Factory tests of the Unit under Article 3.02, Part 3, Exhibit D to the Specification; acceptance in terms of quantity (to see whether the Products constitute a full complement)	Factory premises of Ener1	Test reports; Certificate of successful completion of factory tests; Certificate showing that the Units constitute a full complement, Insurance policy for each Unit

2	Unit’s shipment from the Shipping Location under Article 4.1 of the Agreement	Delivery Location	Clean marine bill of lading

3	Unit’s delivery to the Delivery Location as per the terms and conditions of Section 4 of the Agreement	Delivery Location	Documents under Article 5.3 of the Agreement; Report on external examination of the Unit’s transportation package

4	Pilot launch of the Unit (Conditional Acceptance)	Placement Location	The Unit’s pilot launch certificate

5	Final acceptance of the Unit	Placement Location	The Unit’s final acceptance certificate

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Exhibit 1C
to Supply Agreement
Capitalized terms used in this Exhibit 1C that are not defined in this Exhibit shall have the meanings given to such terms in the Supply Agreement, dated as of October 6, 2010 (the “Agreement”), entered into by Mobile Gas Turbine Electric Powerplants (“MGTES”) and Ener1, Inc. (“Ener1”), and if not defined in the Agreement, then the meanings given to such terms in the other Exhibits to the Agreement.
SCHEDULE AND TERMS OF PAYMENT
1.            The purchase price for the two Units comprising the Products consists of the following:
1.1          Forty Million U.S. Dollars ($40,000,000.00);
1.2          Ener1’s documented costs of clearing the Units through customs in the Russian Federation, including customs brokerage fees and payment of all requisite customs payments and duties on the terms and conditions specified in the Agreement.
2.            All payments shall be made within fifteen (15) banking days of MGTES receiving documents as to the relevant Payment Milestone, other than the initial down payment, which shall be made within fifteen (15) banking days of the Effective Date of the Agreement, provided Ener1 has furnished an unconditional and irrevocable bank guarantee for proper performance of its obligations under the Agreement in accordance with Section 3.3 of the Agreement.
3.            Under the Agreement, Ener1’s products shall be paid for in several stages shown below (“Payment Milestones”):

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Table 3
No.	Payment Milestone	Amount, US dollars	Payment against Document

1	Approval of the project’s final version	$1 600 000,00	A Two Party Protocol confirming the the project’s final design; and an invoice for the amount of this Payment Milestone.

2	Completion of the Economic Viability Analysis	$200 000,00	A Two Party Protocol confirming the the Economic Viability Analysis; and an invoice for the amount of this Payment Milestone.

3	Successful completion of factory tests as per Unit 1’s quality control program	$7 280 000,00
Protocols about the factory tests and a Two Party Act about successful completion of factory tests, and a two party act about the factory tests and a Two Party Act about successful completion of factory tests, and a Two Party Act about the completion of Unit 1, and an invoice for payment for such Stage, and an insurance policy for Unit 1.

4	Successful completion of factory tests as per Unit 2’s quality control program	$10 920 000,00
Protocols about the factory tests and a Two Party Act about successful completion of factory tests, and a two party act about the factory tests and a Two Party Act about successful completion of factory tests, and a Two Party Act about the completion of Unit 2, and an invoice for payment for this Stage, and an insurance policy for Unit 2.

5	Delivery of Unit 1 to the Delivery Location	$4 240 000,00 plus costs referred to in the Note to this Table 3
Documents for delivery of Unit 1 prepared in accordance with Section 5.3 of the Agreement, and an Act about external Inspection of the Unit’s transportation packaging , and an invoice for payment for this Stage

6	Delivery of Unit 2 to the Delivery Location	$6 360 000,00 plus costs referred to in the Note to this Table 3
Documents for delivery of Unit 2 prepared in accordance with Section 5.3 of the Agreement, and an Act about external Inspection of the Unit’s transportation packaging , and an invoice for payment for this Stage

7	Completion of the manufacture localization study	$200 000,00	Two Party Protocol about completion of the manufacture localization study; and an invoice for the amount of this Payment Milestone.

8	Pilot launch of Unit 1, completion of MGTES personnel training	$1 600 000,00	An Act about the pilot of Unit 1, and a Two Party Protocol about completion of the training of personnel of MGTES, ; and an invoice for the amount of this Payment Milestone.

9	Pilot launch of Unit 2, completion of MGTES personnel training	$1 600 000,00	An Act about the pilot of Unit 2, and a Two Party Protocol about completion of the training of personnel of MGTES, ; and an invoice for the amount of this Payment Milestone

10	Remediation of defects and punch list items	$2 000 000,00	Two Party Protocol about the remediation of any defects and punch list items (if any) having been completed; and invoice for the amount of this Payment Milestone.

11	Final acceptance of Unit 1	$2 000 000,00	An Act about the final acceptance of Unit 1, and an invoice for the amount of this Payment Milestone

12	Final acceptance of Unit 2	$2 000 000,00	An Act about the final acceptance of Unit 2, and an invoice for the amount of this Payment Milestone.

	Total:	$40 000 000,00

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*The Parties acknowledge and agree that all items requiring mutual agreement of the Parties under the column titled “Payment against Document” shall be deemed to impose on each Party a duty to negotiate in good faith and the use of a “commercially reasonable” standard when determining whether the set of conditions to be satisfied for a Payment Milestone has been satisfied.
4.            Ener1’s Products shall be paid for in USD cash funds to an account specified by Ener1 in writing.
5.            The date when cash funds leave MGTES bank account shall be deemed to constitute the payment date under the Agreement.

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Exhibit 1D
to Supply Agreement
Capitalized terms used in this Exhibit 1D that are not defined in this Exhibit shall have the meanings given to such terms in the Supply Agreement, dated as of October 6, 2010 (the “Agreement”), entered into by Mobile Gas Turbine Electric Powerplants (“MGTES”) and Ener1, Inc. (“Ener1”), and if not defined in the Agreement, then the meanings given to such terms in the other Exhibits to the Agreement.
TECHNICAL DESCRIPTION OF THE UNIT
PART 1 - GENERAL
1.1          SCOPE
A.           Capitalized terms used in this Exhibit 1D that are not defined in this Exhibit 1D shall have the meanings given to such terms in the Supply Agreement entered into by Mobile Gas Turbine Electric Powerplants and Ener1, Inc.  This Technical Description applies to the Unit based on a lithium-ion battery intended to connect to an external power grid. This Technical Description does not cover transformers, control or switchgear, and other electric equipment at the point where each Unit is connected to an external power grid (hereinafter, the Point of Common Coupling (PCC)).
B.           The Unit must be able to charge batteries when connected to the grid or export electric energy to the grid as requested by the grid control authority. The Unit shall interface with the grid at specified voltage levels within specified tolerances, as set forth in this Technical Description, and under various normal and abnormal operating scenarios and environments.  The Unit shall also include power and energy management as indicated in this Technical Description, and monitoring functionality for all Unit systems.
1.2         GENERAL UNIT DESCRIPTION
A.          The Unit shall be designed to be fully self-contained and provide power conversion function and the function to delivery energy to the grid.  The Unit shall include batteries, racks, housing, battery management system (BMS), all necessary interconnecting wiring and cables, HVAC system, necessary DC circuit breakers/disconnect switches, AC circuit breakers/disconnect switches, DC/AC inverters, local controls, remote SCADA interface, and Unit System interfaces, as well as an automatic fire suppression system capable of manual activation, and a security video surveillance system with remote control capability.
B.           The Unit Control System, described herein, and SCADA shall be supplied by Ener1.
C.           The Unit shall be housed in ISO containers for shipment by land, sea, railway or air. One container (or multiple containers) shall house the battery equipment. The other container (or multiple containers) shall house the Power Conversion System (PCS). The containers shall be designed to protect the components from temperature extremes and moisture.  The Unit’s equipment shall be assembled in the enclosures by Ener1 including all interconnecting wiring, supports, and ancillary equipment as described below:
1.            Cabling between components
2.            Lighting and distribution circuits
3.            HVAC equipment and controls
4.            Access doors
5.            Automatic fire suppression system manual activation capability
6. A video surveillance system with remote control capability
1.3 QUALITY AND SAFETY ASSURANCE, AND GUARANTEES
A.           Each Unit and its associated enclosures shall be factory inspected and tested to verify the design, construction, and operation of the enclosure and its installed equipment and materials.  A test program shall be coordinated with MGTES in advance. Test reports shall be provided to MGTES.
B.           The Unit and its enclosures shall be designed and/or tested to meet the standards below or their local equivalent:

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1.            UL 1741 (where applicable)
1.            NFPA 70 & NFPA 70E
2.            IEEE 1547,all parts
3.            IEEE 519
4.            IEEE C62.41.2
5.            FERC order 661A
6.            PRC-024-WECC-1-CR
8.            BOCA Code
9.            Uniform Building Code
10.          All applicable local building, electrical and technical, environmental, fire-fighting norms and rules relative to the installation site.
11.          All applicable transportation regulations for delivery to site.
12.          United States Advanced Battery Consortium – EV Battery Core Testing
13.          Compliance with all international standards and certifications.
C.            Ener1 shall establish a warranty period for equipment and materials for each Unit, which shall be calculated as of and commence on the date the Parties sign the acceptance report relating to such Unit and shall last 18 months with respect to guarantees on energy, power, efficiency and uptime, and materials and workmanship, and shall last an additional 24 months with respect to materials and workmanship only.
1.3          TECHNICAL DOCUMENT SUBMITTALS
A.           Ener1 will submit to MGTES technical material as described below, in both the English and Russian languages, in hard copy and on an electronic medium in 4 (four) copies:
1.            Outline and installation drawings showing all exterior dimensions, cable access points, and clearances. The drawings shall show sizes (including door opening sizes), weights, centers of gravity, lifting points, anchoring points, relationships between individual shipping units, the location and designation of all field wiring termination areas, foundation requirements, and the maximum number and permissible size range of power conductors that can be accommodated for each power termination.
2.            Requirements and instruction for transportation, mothballing (de-mothballing), as well as lifting and rigging requirements.  Center of gravity and lifting points shall be marked on all containers and shipping splits.
3.            Installation planning requirements, field assembly instructions, and mounting details for all equipment and shipping splits.
4.            Descriptions and technical parameters of Unit operation (including limitations on Unit operation as applicable to local electrotechnical, fire-fighting, and environmental requirements, norms and rules), including:
- P&I diagrams;
- a list of Unit components;
- equipment drawings and coupling diagrams inside the enclosure;
- description of all systems of the Unit;
- description of inverter control algorithms;
- list and parameters for SCADA output signals;
- description of the Unit’s protection systems;
- maps of protection of the Unit
5.            Point-to-point interconnect drawings (connection diagrams) showing all termination points and terminal designations for all field wiring between equipment or shipping splits.
6.            Operating and servicing instructions, including maintenance procedures and requirements, including frequency and scope of maintenance.
7.            Recommended spare parts list for the warranty period, and also for maintenance and repairs. A set of spare parts for the warranty period, special tools, accessories and instruments shall be supplied with the Unit.
8.            Test reports.

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9.            On-site quality control and start-up procedures
10.          Training materials
11.          Material Safety Data Sheets
12.  Equipment certificates.
13.  Identifying, information and warning plates and signs (in Russian)
1.5         TERMS AND DEFINITIONS
-             ALT  Accelerated Life Test
-             BMS           Battery Management System
-             HALT         Highly Accelerated Life Test
-             HVAC         Heating, Ventilation and Air Conditioning
-             MTBF         Mean Time Between Failures
-             PCC   Point of Common Coupling
-             PCS   Power Conversion System
-             PLC   Programmable Logic Controller
-             SOC   State of Charge
-             THD  Total Harmonic Distortion

PART 2 – PRODUCTS
2.1          UNIT DESIGN
A.           DESCRIPTION
1.            Each Unit shall be based on electrochemical battery technology. The battery shall have a DC Voltage on the battery’s output leads that is compatible with standard 750 – 1050 V inverter DC input voltage rails. Each battery stack or string shall interface with the AC electrical system through a set of commercially available IGBT based, four-quadrant, DC-AC inverters and associated controls.
2.            The Unit shall be housed in ISO containers for shipment by land, sea, railway or air. One container (or multiple containers) shall house the battery equipment. The containers shall house the battery strings, DC-AC inverters, HVAC, BMS, SCADA, and Unit controls, including a control terminal.

B.           UNIT’S ENCLOSURES

1.            The basic design ratings shall be defined below.  These ratings may be exceeded if necessary and subject to coordination with MGTES to meet other requirements of this Technical Description.

a.            Maximum width – 8.5 feet (2.6 meters)
b.            Maximum height - 12.5 feet (3.81 meters)
c.            Maximum length – 53 feet (16.16 meters)
d.            Seismic Design Category D or E (ASCE 7-05)
e.            Floor load - 250 psf (1,220 kg/sq m)
f.             Roof load - 85 psf (415 kg/sq m)
g.            Wall/Wind load 125 mph (60 m/s) w/ 0.3 gust factor
h.           Minimum interior temperature with -20 °C exterior temperature: 20 °C
i.             Maximum interior temperature with 50 °C exterior temperature: 30 °C (Battery Section) / 40 °C (Inverter and Controls Section)
2.            The enclosure shall have a design life of 20+ years without maintenance. It shall be constructed of materials which are inherently resistant to corrosion or deterioration or suitably finished to protect them.
3.            Ener1 shall supply all ancillary equipment such as lighting (normal and emergency), heating, ventilating, cooling, fire suppression, and electrical power distribution for the enclosure ancillary equipment.
4.            The enclosure shall be designed to meet the seismic requirements and codes applicable at the installation site including Seismic Design Category TBD.

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C.           BATTERY

1.            The enclosure shall contain battery system racks designed for field service access to each battery module.
2.            The battery modules shall be arranged in such a manner that the system has a total useable, end-of-life capacity as indicated in the Technical Specifications (see part 4) with a DC Voltage range compatible with standard 750 – 1050 V inverter DC input voltage rails. Ener1 shall define end-of-life capacity as the recommended percentage of initial capacity.
3.            The DC voltage of the battery system shall not be ground referenced. Battery strings shall not be positively or negatively grounded.
4.            Each battery cell voltage shall be individually monitored by the Battery Management System (BMS).  Module temperature measurement shall be provided at points specified by the design.

D.           INVERTER DESIGN

1.            The system shall contain IGBT-based DC-AC inverters. The following section shall describe the necessary requirements for a single inverter. This description shall also be valid for each inverter contained within the enclosure.
2.            The DC-AC inverters shall use reliable technology. The DC-AC inverter shall be capable of delivering rated power continuously at the maximum voltage of the DC rails at the concurrent conditions of maximum rated ambient temperature, maximum altitude, and the worst-case rated grid voltage.
3.            The DC-AC inverter shall be protected from over-current and over-voltage.  Over-voltage protection devices shall be rated to have a let-through voltage capability that adequately protects downstream components.
4.            The DC voltage of the battery string shall not be ground referenced. The battery string shall connect to the DC input of its associated inverter module. The DC input of the inverter module shall have an appropriate means of disconnection. The three-phase output of the inverter shall be ungrounded and connected to the utility grid through an isolation transformer.
5.            The output of the inverter shall be designed for utility grid compatibility and compliant with applicable local interconnection rules at the Point of Common Coupling (PCC). The inverter shall be designed to control harmonic and DC current injection and avoid resonance between the inverter output, the isolation transformer, and the PCC.
E.            INVERTER MODULE CONSTRUCTION
1.            Inverter modules shall fit through the doorway provided without removal of doorjambs, stops, or inverter components.  Shipping splits shall be easily reconnected on site and unconnected for removal.
2.            All materials used shall be new, of current manufacture, high quality, free from defects and shall not have been in previous use except as required for factory testing.
3.            Within the enclosure, the inverter shall be housed in a free-standing NEMA 1 enclosure.
4.            All wiring shall be in accordance with applicable standards.   Power conductors, transformer, and choke windings may be copper or aluminum. All bus bar connections shall be between copper, silver-plated copper or tin-plated copper surfaces and shall be properly torqued.
5.            All control wiring conductors shall be copper.  Interconnections between shipping splits of a single piece of equipment shall be fitted with connectors or fanning strips constructed and identified to prevent incorrect connection. The most widely used (for local conditions) connectors and fanning strips and other coupling elements shall be employed.
6.            All field control wiring terminations shall be labeled and be made to terminal blocks or appropriate receptacles for plug-in connections. Receptacles shall have appropriate restraints to prevent plugs from loosening.
7.            The inverter rating nameplate shall be permanently attached to a non-removable part on the front of the inverter enclosure.

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F.            OPERATION REQUIREMENTS
1.            The Unit shall be designed for unattended and automatic operation. The Unit shall determine the acceptable operating conditions based on battery voltage, SOC (state of charge), and AC grid Voltage.
2.            The Unit shall have provisions for remote turn on/off of the system via SCADA, assuming all requisite safe operating conditions exist.
3.            The Unit shall be designed to export or consume energy in accordance with a remote signal or with a predetermined schedule. (e.g. load shifting, spinning reserve, black start, etc).
4.            When there is no demand for the Unit to export or import power, the Unit shall have set points at which to maintain each battery system at an appropriate SOC subject to predetermined algorithms.
G.           ELECTROTECHNICAL REQUIREMENTS (See Technical Specifications, Part 4)
H.           ENVIRONMENTAL REQUIREMENTS
1.           The Unit shall be able to operate continuously at full charge/discharge at worst case outdoor ambient air temperatures and humidity as specified in the Technical Specifications without degradation of performance.
2.           The Unit shall be designed to operate at elevations as shown in the Technical Specifications.
I.             CONTROLS, INSTRUMENTATION, AND ENERGY ACCOUNTING
The Unit shall consist of the following control systems:
- Unit Controls
- Battery Management System
- Inverter Controls
- SCADA
- Energy accounting system

1. UNIT CONTROLS
a.           The Unit Master Controls shall be based on PLC platform. The Unit Controls shall act as a master controller and interface with the battery monitoring system (BMS), the inverter controls, and SCADA.
b.           The Unit Controls shall calculate the power available for import or export depending on mode of operation.
c.           The Unit Master Controls shall receive a remote dispatch signal from the Grid Control Authority. The dispatch signal shall correspond to a specific amount of power to import or export.
d.           The Unit Controls shall employ appropriate control systems to insure the actual output power of the Unit corresponds to the power demanded either from the ramp rate control algorithm or the external demand signal to within +/-5%.
e.           When there is no demand for the Unit to export or import power, the Unit shall have set points at which to maintain each battery system at an appropriate SOC subject to predetermined algorithms.
f.            The Unit Master Controls shall regulate charge/discharge power based on feedback from the BMS and Inverter Controls.  Should either of the two sub systems report abnormal but acceptable conditions, the Unit Controls shall derate the power input / export to maintain a safe operating environment.  Should a safe operating environment not be achievable, the Unit controls shall disconnect the system from the grid.

Note: all controls, instrumentation, and the alarm panel shall be marked and have symbols Russian.
2.            BMS (BATTERY MANAGEMENT SYSTEM)
a.            The BMS shall monitor the voltage and temperature of each cell and shall also monitor the battery system current.

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b.           The BMS shall balance the individual cell voltages, insuring that all cells within a given string are at the same voltage, within a tolerance of 3% or less SOC.
c.           The BMS system shall monitor the cells for abnormal conditions such as under voltage, over voltage, over temperature, under temperature, and over current.
3.            INVERTER CONTROLS
a.            Each inverter shall be controlled and monitored by its own microprocessor-based controller. The inverter controller shall protect the inverter module from abnormal operation conditions such as over current, over temperature, and any grid fault conditions including, but not limited to, anti-islanding.
b.           A hardware Emergency Stop button with a protective cover that prevents accidental operation shall be readily accessible from the front of the inverter.  The Emergency Stop button shall disconnect all input power sources and turn off the inverter output.
4.            SCADA SYSTEM (Supervisory Control and Data Acquisition System)
a.     The SCADA system shall monitor the operation of all devices: Unit Master Controls, Inverter Controls and BMS.
b.     The user shall have control over the Unit through the SCADA graphical user interface, from a control panel mounted on the enclosure or a remote control panel, including connecting SCADA through Internet. Menu screens shall provide the user with the following capabilities: (1) toggle between auto and manual operation, (2) set limits for charge and discharge parameters, (3) perform diagnostics such as capacity and efficiency test routines, and (4) place inverters online or offline.
c.            SCADA communications from each device (GES System Controls, BMS, and Inverter Controls) shall feed into a single access point for the remote SCADA system.
d.           The SCADA graphical user interface shall have an intuitive interface and be localized (in Russian).
5.            Energy accounting system
a.            A system for accounting for power exported/imported to and from the grid shall consist of electronic bi-directional energy meters, measuring transformers mounted on the AC side, as well as switchgear and other equipment.
b.           Energy meters and measuring transformers shall be entered in the RF State Register of Measuring Equipment, have compliance certificates and calibration certificates.
c.            Energy meter class of accuracy shall be 0.2 S, that of measuring transformers, 0.5.
d.           The design shall enable easy removal and installation of energy meters and measuring transformers for calibration or replacement.
e.            All energy accounting system equipment shall be located within the enclosure.
PART 3 – REQUIREMENTS REGARDING FACTORY TESTS, UNIT INSTALLATION, START-UP, COMMISSIONING AND ACCEPTANCE TESTING

3.1          OBJECTIVE
A.           To provide factory and on-site quality control, testing, start-up and to support commissioning services as specified herein.
3.2          FACTORY TESTS OF THE UNIT
A.           Ener1 shall successfully perform its standard factory tests plus any other factory tests that may be specified and mutually agreed to by Ener1 and MGTES. A factory test report shall be available upon request. MGTES shall be afforded an opportunity to have its experts present at the factory tests. Evaluation tests may be conducted during factory tests, for which Ener1 shall, at its own expense, retain an independent specialized entity.
B.           At a minimum, the tests shall demonstrate the following:
1.            Verification of key technical parameters: The following measurements shall be verified against a calibrated test device. All voltages and currents shall be within 1%; all power readings shall be within 2%.

36 (41)

a.            AC Voltage
b.            AC Current
c.            AC Power (kVA and kW)
d.            Inverter DC Voltage
e.            Inverter DC Current
f.             Inverter AC Voltage
g.            Inverter AC Current
h.            Inverter AC Power (kVA and kW)
2.            Rated Power (Burn-in) Test: The battery shall be charged and discharged at a continuous AC power rating. The period and amplitude of the discharge shall be defined by a simulated utility dispatch signal.  The following points shall be monitored:
a.            AC Voltage
b.            AC Current
c.            AC Power (kVA and kW)
d.            Inverter DC Voltage
e.            Inverter DC Current
f.             Inverter DC Power (kW)
g.            Inverter AC Voltage
h.            Inverter AC Current
i.             Inverter AC Power (kVA and kW)
j.             Inverter temperature
k.            Battery cell voltages
l.             Battery temperatures
m.           Thermal (IR) scan of bolted connections (battery terminals, inverter DC and AC field terminals, etc.)
n.            Outdoor and indoor ambient temperature
o.            Parasitic/Passive Load
p.            Total Charge / Discharge Energy
3.            Round Trip Efficiency Test: The battery shall be charged and discharged following the schedule below and the AC output power at the PCC shall be recorded.
a.            25% of rated power
b.           50% of rated power
c.            75% of rated power
d.           100% of rated power.
4.            Full Load Discharge / Recharge Test: The battery shall be charged to 100% SOC. Upon reaching 100% SOC, the battery shall be discharged at full power (100% of rated power) until the minimum cell voltage is reached. When the minimum cell voltage is reached, the BMS shall inhibit the GES System controls from further discharging the battery. The duration of the test shall be noted and the battery capacity verified. The battery shall then be charged to 100% SOC. When the maximum cell voltage is reached the BMS shall inhibit the GES System controls from further charging the battery. The duration of the test shall be noted and the battery capacity verified. Any alarms shall be recorded.
5.            Battery Monitoring System Tests
a.            Measurement
b.            Cell Balancing
c.            Protective Function Check-up
6.            Systems Inspections & Tests
a.            HVAC functionality
b.            Electrical Protection
c.            Grounding System & Ground Fault Detection
d.            Compliance with specification and local codes

37 (41)

3.3          UNIT INSTALLATION
A.           The requisite installation operations shall be carried out by MGTES personnel under management and supervision of Ener1 engineering supervisors.
A.           The following general and visual inspections shall be performed on site by Ener1 engineering supervisors at the time the equipment is installed. An Ener1 engineering supervisor shall prepare and submit report documentation to MGTES for each of the following items:

1.      Visually inspect the exterior and interior of all Unit systems for signs of damage, cleanliness, and foreign objects.
2.      Install and assemble all battery modules and other items within the container.  If each Unit includes multiple containers, install interconnecting wiring, raceways, ducts, and piping.

3.      Verify control, monitoring, and power wiring terminations for correct routing, support, termination, and tightness.
4.      Verify sizing and connection of field installed power and ground conductors.
5.      Verify that the installation conforms to factory drawings, requirements, and procedures.
6.      Verify control logic revision level and verify correct software set points.
3.4         UNIT START-UP
A.          Ener1’s engineering supervisors shall perform required start-up procedures, involving MGTES personnel.  At a minimum, the following tests shall be performed.

1.            Verify all indicators, control operators, and power switches.
2.            Verify all manual and automatic control functions and sequences of the Unit under normal and abnormal conditions.
3.            Verify all AC and DC bus voltage and current metering devices and circuits.
4.            Verify Unit remote control system.
5.            Verify proper operation of HVAC system and controls.
6.            Verify all protective functions and alarms, including ground loop.
7.            Verify operation of systems for data logging, event recording, and data communications.
8.            Verify energy accounting system.

3.5          COMMISSIONING AND ACCEPTANCE TESTING
A.          Ener1 shall provide on-site support to perform commissioning and acceptance testing, including the presence of an engineering supervisor at each site, and shall conduct acceptance testing, including tests to confirm the warranted targets (performance tests).
B.           At a minimum, commissioning and acceptance testing shall demonstrate the following:
1.            Verification of key technical parameters: The following metering points shall be verified against a calibrated test device. All voltages and currents shall be within 1%; all power readings shall be within 2%.
a.            AC Voltage
b.            AC Current
c.            AC Power (kVA and kW)
d.            Inverter DC Voltage
e.            Inverter DC Current
f.             Inverter AC Voltage
g.            Inverter AC Current
h.            Inverter AC Power (kVA and kW)
2.            Round Trip Efficiency Test: The battery shall be charged and discharged following the schedule below and the AC output power at the PCC shall be recorded.
a.            25% of rated power
b.           50% of rated power
c.            75% of rated power

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d.           100% of rated power.
3.           Full Load Discharge Test: The battery shall be charged to 100% SOC. Upon reaching 100% SOC, the battery shall be discharged at full power (100% of rated power) until the minimum cell voltage is reached. When the minimum cell voltage is reached, the BMS shall inhibit the Unit Controls from further discharging the battery. The duration of the test shall be noted and the battery capacity verified.
4.           Normal and abnormal operating sequence and protective functions.
5.           Performance of any and all other tests that could not be conducted at the manufacturer’s premises to a sufficient extent.
6.           Preparation of a Report on the results of such tests, including a report showing that any warranted targets have been confirmed.
7.           Pilot operations shall continue for eighteen (18) months. Ener1 shall provide technical support throughout the pilot operation period and the warranty period, including on site availability throughout the above period, of a skilled engineering supervisor capable of communicating in Russian, who shall be accessible 24 hours a day via a cell phone. Such engineering supervisor shall arrive at any site within 5 day of being summoned by MGTES on his cell phone.
3.6         COMPLETION OF THE UNIT’S PILOT OPERATION
A.          Ener1 shall provide on-site support, including availability of a skilled engineering supervisor at each site, during tests on completion of eighteen (18) months of pilot operation, including tests intended to confirm the achievement of warranted targets (performance tests). In order to run such tests intended to confirm the achievement of warranted targets, Ener1 shall retain an independent specialized organization at its expense. When analyzing results of the performance tests, an aging ratio of equipment – 0.95 – shall be taken into account.
B.           At a minimum, the tests shall provide for the following:
1.            Verification of key technical parameters: The following metering points shall be verified against a calibrated test device. All voltages and currents shall be within 1%; all power readings shall be within 2%:
a.            AC Voltage
b.            AC Current
c.            AC Power (kVA and kW)
d.           Inverter DC Voltage
e.            Inverter DC Current
f.             Inverter AC Voltage
g.            Inverter AC Current
h.            Inverter AC Power (kVA and kW)
2.            Round Trip Efficiency Test: The battery shall be charged and discharged following the schedule below and the AC output power at the PCC shall be recorded.
a.            25% of rated power
a.            50% of rated power
b.            75% of rated power
c.            100% of rated power.
3.            Full Load Discharge Test: The battery shall be charged to 100% SOC. Upon reaching 100% SOC, the battery shall be discharged at full power (100% of rated power) until the minimum cell voltage is reached. When the minimum cell voltage is reached, the BMS shall inhibit the Unit controls from further discharging the battery. The duration of the test shall be noted and the battery capacity verified.
4.            Normal and abnormal operating sequence and protective functions.
5.            Preparation of a Report on the results of such tests, including a report showing that any warranted targets have been confirmed.
6.            Preparation of a Pilot Operation Report.

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PART 4 – TECHNICAL SPECIFICATIONS OF THE UNIT

PARAMETER	PARAMETER VALUE	WARRANTED / ABSOLUTE TARGET /

Battery Capacity (Unit 1/ Unit 2)	2.0 MWh / 3.0 MWh / (*)	Warranted

AC Rated Voltage, 3 ph. 50Hz	400 Volts (+10%, -12%)	Absolute

Displacement Power Factor:	>0.95, controllable to +/- 0.95 (VAR export)

Current Harmonics:	<5% THD

AC Short Circuit Current:	100% of rated

Max DC Rated Voltage:	1050 VDC

DC Nominal Voltage:	750 – 1050 VDC	Absolute

DC Voltage Ripple:	< 2%

Efficiency of inverter:	> 95%

Rated Ambient Temp:	-45°C to 50°C (-49°F to 122°F)

AC Rated Power (Unit 1/ Unit 2): /	2 MW / 1 MW (*)	Warranted

Maximum Charge / Discharge Rate: /	1 С

System Round Trip Efficiency, Minimum: /	88%	Warranted /

Maximum Parasitic Load:	<2% of power rating

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PARAMETER	PARAMETER VALUE	WARRANTED / ABSOLUTE TARGET /

Nominal Parasitic Load:	<1% of power rating

Altitude Rating:	Max. 2000 m (6562 ft.)

Humidity (relative):	15-95% (non-condensing)

Storage Temp:	-45 to 85°C (-49 to 185°F)

Lifetime number of charge-discharge cycles (approximate):	1600

Unit availability (defined as a ratio of hours in a year while the Unit is ready for operation, to total hours in a year (8,760 hours)), min.:

- first 6 months of pilot operation	0.96	Warranted

subsequent year of pilot operation and each year of commercial operation /

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